FOR IMMEDIATE RELEASE

CONTACT:	Jeff Tryka, CFA
Investor Relations, Lambert & Co.
(616) 295-2509
jtryka@horizonglobal.com

HORIZON GLOBAL ANNOUNCES PRELIMINARY FIRST QUARTER 2021 NET SALES
Expected net sales of approximately $198.0 million; increase of approximately 22% over first quarter 2020

Plymouth, Michigan, April 21, 2021 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today provided preliminary net sales results for the first quarter of 2021 and announced a $10.0 million increase in the maximum amount of credit available under its revolving credit facility.

Horizon Global anticipates net sales for the first quarter of 2021 to be approximately $198.0 million. This anticipated result would reflect a net sales increase of approximately 22% compared to the same period in 2020.

In connection with the continued success of Horizon Global’s operational and financial turnaround, the Company also executed an amendment to its loan and security agreement with Encina Business Credit, LLC to increase the maximum amount of credit available under its revolving credit facility from $75.0 million to $85.0 million. The amendment also increased sub-limits relating to the Company’s ability to borrow against in-transit inventory as well as inventory located at the Company’s Reynosa, Mexico facilities.

“Horizon Global‘s strong sales performance, coupled with our continuous improvement initiatives, are driving improved operating leverage and margin performance across the business,” stated Terry Gohl, Horizon Global’s President and Chief Executive Officer. “We expect our continuous operational improvement, together with heightened customer demand and order book momentum, to result in substantially improved profitability in 2021.”

Gohl continued, “As a result of our strong operational and financial performance, we were able to increase the maximum borrowing availability under our revolving credit facility. This provides us with additional liquidity and financial flexibility as we continue to execute against our strategic plan. We’d like to thank the team at Encina for their continued support and confidence in Horizon Global.”

Martin Battaglia, Chief Executive Officer of Encina Business Credit, LLC, said, “Shortly after our transaction closed last year, the pandemic hit and the country shut down. Terry and his leadership team have done a tremendous job of managing through this unprecedented time to deliver strong operational and financial results. It is a pleasure to work with Horizon Global and our support is unwavering as evidenced by the recent increase in our financing commitment. We are thankful for the relationship and continue to hold this team in very high regard.”

The Company will provide detailed quarterly financial results in early May when it releases earnings and files its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Horizon Global cautions that its actual results for the quarter ended March 31, 2021 may differ from the preliminary results shown above. Moreover, the Company cautions that it has not finalized its financial statement reporting process for the quarter ended March 31, 2021.

About Horizon Global
Headquartered in Plymouth, MI, Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best in-class products for our customers, engage with our employees and realize value creation for our shareholders.

Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: Draw-Tite, Reese, Westfalia, BULLDOG, Fulton and Tekonsha. Horizon Global has approximately 4,000 employees.

For more information, please visit www.horizonglobal.com.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the finalization of the Company’s financial statements for the quarter ended March 31, 2021; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition and liquidity; liabilities and restrictions imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints and shipping disruptions; material and energy costs; technology factors; litigation; government and regulatory actions including the impact of any tariffs, quotas, or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the success of the Company’s action plan, including the actual amount of savings and timing thereof; the success of the Company’s business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company’s exposure to product liability claims from customers and end users, and the costs associated therewith; factors affecting the Company’s business that are outside of its control, including natural disasters, pandemics, including the current COVID-19 pandemic, accidents and governmental actions; the Company’s ability to maintain compliance with the New York Stock Exchange’s continued listing standards; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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